UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                  Neuberger Berman Real Estate Income Fund Inc.
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             (Exact name of registrant as specified in its charter)

                   Maryland                            55-0799916
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  (State of incorporation or organization)  (I.R.S. Employer Identification No.)

          605 Third Avenue, Second Floor, New York, NY        10158
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         (Address of principal executive offices)          (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                    Name of each exchange on which
          to be so registered                    each class is to be registered
          -------------------                    ------------------------------
     Common Stock Purchase Rights                    New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
  N/A   (if applicable)
-------

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     On September 1, 2005, the Board of Directors of Neuberger Berman Real Estate Income Fund Inc. (the "COMPANY") adopted a resolution declaring a dividend of one right (a "RIGHT") for each outstanding share of common stock, par value $.0001 per share (the "COMMON SHARES"), of the Company. The dividend was payable on September 9, 2005 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company six Common Shares at a price equal to the aggregate par value of such Common Shares, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of September 1, 2005 (the "RIGHTS AGREEMENT") between the Company and The Bank of New York, as Rights Agent (the "RIGHTS AGENT"). All capitalized terms used herein shall have the meanings set forth in the Rights Agreement.

     Amendment No. 1 to Rights Agreement amends the definition of "Acquiring Person" in Section 1 of the Rights Agreement by adding the following sentence at the end thereof:

         Furthermore, notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such as a result of being the Beneficial Owner of a DE MINIMUS number of Common Shares of the Company in excess of 11.5% of the Common Shares of the Company then outstanding, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement until such time as the Board of Directors of the Company determines in good faith that the aggregate number of Common Shares beneficially owned by such Person in excess of 11.5% of the Common Shares of the Company then outstanding exceeds a DE MINIMUS number.

     A copy of Amendment No. 1 to Rights Agreement is filed herewith as Exhibit
4.1. This summary description of Amendment No. 1 to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to Amendment No. 1 to Rights Agreement, which is hereby incorporated herein by reference.

ITEM 2.   EXHIBITS.

     EXHIBIT NO.                               DESCRIPTION
     -----------                               -----------

         4.1 Amendment No. 1 to Rights Agreement dated as of November 28, 2005, between the Company and the Rights Agent.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date as of:  November 28, 2005

                                    NEUBERGER BERMAN REAL ESTATE INCOME
                                    FUND INC.


                                    By:  /s/ Robert Conti
                                       --------------------------------
                                    Name:   Robert Conti
                                    Title:  Vice President

                                  EXHIBIT INDEX
                                  -------------

     EXHIBIT NO.                               DESCRIPTION
     -----------                               -----------

     4.1 Amendment No. 1 to Rights Agreement dated as of November 28, 2005, between the Company and the Rights Agent.